Exhibit 4.2

Execution Version

RELATIONSHIP AGREEMENT

Agendia N.V.

and

Athyrium Opportunities III Acquisition 2, LP

and

The Major Shareholders

24 July 2018

SCHEDULE 1 (Deed of Accession)

THIS RELATIONSHIP AGREEMENT (this “Agreement”) is made on 24 July 2018

AMONG:

(1)

AGENDIA N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands having its registered office at Science Park 406, 1098XH Amsterdam, the Netherlands and registered with the trade register of the Chamber of Commerce with number 34185452 (the “Company”);

(2)

ATHYRIUM OPPORTUNITIES III ACQUISITION 2 LP, a limited partnership organized under the laws of the State of Delaware having an office at 530 Fifth Avenue, 25th Floor, New York, New York 10036 (“Athyrium”);

(3)

NORGINE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered office at Cross Towers, Antonio Vivaldistraat 150, 1083HP Amsterdam, the Netherlands, and registered with the trade register of the Chamber of Commerce with number 30127007 (“Norgine B.V.”);

(4)

NORGINE VENTURES B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered office at Cross Towers, Antonio Vivaldistraat 150, 1083HP Amsterdam, the Netherlands, and registered with the trade register of the Chamber of Commerce with number 61140120 (“Norgine Ventures B.V.”, and together with Norgine B.V., “Norgine”);

(5)

KORYS INVESTMENTS N.V. (PREVIOUSLY NAMED: DHAM N.V.), a limited liability company (naamloze vennootschap) incorporated under the laws of the Belgium, having its registered office at Guido Gezellestraat 126, 1654 Huizingen, Belgium and registered with the Crossroad Bank for Enterprises under number 0871.963.979 (“Korys”, and together with Norgine, the “Major Shareholders”); and

(6)	The persons who become holders of Preference Shares (as defined below) and accede to this Agreement pursuant to a duly signed Deed of Accession substantially in the form attached as Schedule 1.

The parties to this Agreement from time to time are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

RECITALS:

(A)

On 10 January 2013, the Major Shareholders jointly with Gendi B.V. (“Gendi”), Gilde Europe Food & Agribusiness Fund B.V. (“Gilde”), The Global Life Science Ventures Fonds GMBH & CO KG, The Global Life Science Ventures Fund II Limited Partnership, Matignon Développement 1 (“Matignon”), Van Herk Biotech B.V. (“Van Herk”), Vlugtinvest B.V. (“Vlugtinvest”), P.H.C.J. van Doorne (“Van Doorne”), B.H.R. Hiltermann (“Hiltermann”), C.M.G. Huijskes van Doorne (“Huijskes”), Debioinnovation S.A., Stichting Vogelgezang, Hartwig Houdstermaatschappij B.V. (“Hartwig”), C. Goddard (“Goddard”), Pietro Scalfaro (“Scalfaro”), Henk Brulleman (“Brulleman”), Stichting Fondsen Nederlands Kankerinstituut (“SFNK”), Kurt Schmidt (“Schmidt”), R. Bernards Holding B.V., Dr. Slat Holding B.V. and L. Van ‘t Veer Holding B.V. entered into an amended and restated shareholders’ agreement with the Company (the “Shareholders’ Agreement”) which set out the corporate governance between the parties thereto.

(B)

The current shareholders in the Company are the Major Shareholders, Gendi, Gilde, Matignon, Van Herk, Vlugtinvest, Van Doorne, Hiltermann, Hartwig, Goddard, Scalfaro, Brulleman, SFNK, Schmidt, R. Bernards, B.M. Sixt, L.J. van ‘t Veer, Global Life Bioventure Holdings (A), S.à r.l., Global Life Bioventure Holdings (B), S.à r.l., Debiopharm Diagnostics SA, Stichting Lichfield, G&M Linnaeuspark B.V., W. Wifler, H. Lindenbergh, D. Bradley, M.R. Straley and B.S. van der Baan (collectively, the “Current Shareholders”).

(C)

Upon the date hereof, Athyrium will be the direct or indirect legal and beneficial owner of approximately 23.72% of the Shares (as defined below) and therefore would like to (i) accede to the Shareholders’ Agreement in order to benefit from the terms therein and (ii) agree with the Major Shareholders on certain arrangements as set forth herein.

(D)	Upon the date hereof, the Major Shareholders will be the direct or indirect legal and beneficial owners of approximately 51.24% of the Shares.

(E)

Pursuant to Section 16.3 of the Shareholders’ Agreement, the Shareholders’ Agreement may only be amended or varied by an instrument in writing signed by and on behalf of all the parties thereto from time to time. As it has proven to be time consuming and cumbersome to obtain from all Current Shareholders their required consent in writing before the Shareholders’ Agreement can be amended, this Agreement is entered into among Athyrium, the Company, and the Major Shareholders in order to agree in writing that the rights of Athyrium will be complied with to the extent set forth herein.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The following terms shall, unless the context otherwise requires, have the following meaning:

“Admission” means the admission to listing and trading of Shares on the New York Stock Exchange, NASDAQ, Euronext Amsterdam, or another regulated and comparable marketplace (and “Admitted” shall have a corresponding meaning);

“Affiliate” means (i) a subsidiary (dochtermaatschappij) as referred to in section 2:24a of the Dutch Civil Code, or (ii) an entity of which the shareholder concerned is a subsidiary (dochtermaatschappij) as referred to in section 2:24a of the Dutch Civil Code, or (iii) a group company (groepsmaatschappij) as referred to in section 2:24b of the Dutch Civil of the shareholder concerned or of its subsidiary (dochtermaatschappij) as referred to in section 2:24a of the Dutch Civil Code, or (iv) an investment fund (beleggingsinstelling) managed by a manager of an investment fund (beheerder van een beleggingsinstelling), each of which as referred to in section 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht), which manager of an investment fund is a group company (groepsmaatschappij) as referred to in section 2:24b of the Dutch Civil of the shareholder or of its subsidiary (dochtermaatschappij) as referred to in section 2:24a of the Dutch Civil Code;

“Agendia Group” means the Company and any other Person Controlled by the Company;

“Articles” means the articles of association (statuten) of the Company dated as of the date hereof, as amended from time to time;

“Associate”, as used to indicate a relationship with any Person, means (1) any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Company or any of its parents or subsidiaries;

“Athyrium” has the meaning given thereto in the recitals of this Agreement;

“Athyrium Group” means Athyrium and any other Person Controlled by Athyrium, Controlling directly or indirectly Athyrium or directly or indirectly under the same Control as Athyrium, but excluding the Agendia Group;

“Athyrium Supervisory Board Member” means a member of the Supervisory Board designated by Athyrium in accordance with Clause 3;

“Business Day” means any day, other than a Saturday, Sunday or public holiday, on which banks are open for business in the Netherlands;

“Buyer” has the meaning given thereto in Clause 7.1;

“Civil Code” means the Dutch Civil Code;

“Company” has the meaning given thereto in the opening of this Agreement;

“Confidential Information” means any information, including the Information, of a confidential nature concerning the Agendia Group, but excluding any information which:

(i)	was in the possession of or was known to the Athyrium Group prior to its receipt of such Information from the Agendia Group;

(ii)	was or is independently developed by the Athyrium Group without the utilisation of such Confidential Information (other than through a breach of Clause 5);

(iii)	is or becomes public knowledge without the breach by the Athyrium Group of Clause 5; or

(iv)

is or becomes available to the Athyrium Group from a source other than the Agendia Group in circumstances where the Athyrium Group is not aware that disclosure has been made in breach of an obligation of confidentiality;

“Control” means with respect to a Person (other than an individual) (a) direct or indirect ownership of more than 50% of the voting securities of such Person, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors, supervisory board, or similar governing body or such Person or (c) the right to manage, or direct the management of, on a discretionary basis, the assets of such Person, and, for the avoidance of doubt, a general partner is deemed to Control a limited partnership and, solely for the purposes of this Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be Controlled by such Person (and the terms “Controlling”, “Controls” and “Controlled” shall have meanings correlative to the foregoing);

“Corporate Governance Code” means the Dutch Corporate Governance Code dated 8 December 2016, as amended from time to time;

“Deed of Accession” means a deed of accession to this Agreement in the form attached as Schedule 1 (Deed of Accession) hereto;

“Deemed Liquidation Event” means:

(i)

a merger, recapitalization or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues Shares pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of share capital that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the share capital of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another company immediately following such merger, recapitalization or consolidation, the parent company of such surviving or resulting company; or

(ii)

the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, recapitalization, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company;

“Demand Notice” has the meaning given thereto in Clause 6.1(a);

“Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a management share option, share purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction or a comparable provision under the laws of an applicable jurisdiction outside of the United States; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered;

“Gendi” has the meaning given thereto in the recitals of this Agreement.

“General Meeting” means the general meeting (algemene vergadering) of shareholders of the Company;

“Holder” means any holder of Registrable Securities who is a party to this Agreement;

“Independent Supervisory Board Member” means a member of the Supervisory Board who is considered by the Company to be independent in accordance with the best practice provision 2.4.8. of the Corporate Governance Code;

“Information” has the meaning given thereto in Clause 5.1;

“Initiating Holders” means, collectively, Holders who properly initiate a registration request under Clause 6 of this Agreement;

“IPO” means the Company’s first underwritten public offering of any Ordinary Shares on the New York Stock Exchange, NASDAQ, Euronext Amsterdam, or another regulated and comparable marketplace;

“Korys” has the meaning given thereto in the recitals of this Agreement;

“Korys Supervisory Board Member” means a member of the Supervisory Board designated by Korys in accordance with Clause 3.2;

“Loss” or “Losses” means all damage, losses, liabilities, costs, charges, expenses, claims and demands assessed in accordance with Section 6:95 Civil Code;

“Management Board” means the management board (Raad van Bestuur) of the Company, as constituted from time to time;

“Norgine” has the meaning given thereto in the recitals of this Agreement;

“Norgine B.V.” has the meaning given thereto in the recitals of this Agreement;

“Norgine Supervisory Board Member” means a member of the Supervisory Board designated by Norgine in accordance with Clause 3.2;

“Norgine Ventures B.V.” has the meaning given thereto in the recitals of this Agreement;

“Ordinary Shares” means the ordinary share capital of the Company;

“Participating Shareholder” has the meaning given thereto in Clause 7.1;

“Parties” has the meaning given thereto in the opening of this Agreement;

“Permitted Transfer” means any proposed transfer of Shares from a Shareholder to one or more of its Affiliates;

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organisation;

“Preference Shares” means the preference share capital of the Company;

“Prohibited Transfer” has the meaning given thereto in Clause 7.9;

“Proposed Sale” has the meaning given thereto in Clause 8.2;

“Purchase and Sale Agreement” has the meaning given thereto in Clause 7.3;

“Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Preference Shares; (ii) any Ordinary Shares, or any Ordinary Shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Parties after the date hereof; and (iii) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned, and excluding for purposes of Clause 6 any shares for which registration rights have terminated pursuant to Clause 6.12 of this Agreement;

“Right of Co-Sale” has the meaning given thereto in Clause 7.1;

“Right of First Refusal” has the meaning given thereto in Clause 7.1;

“Sale of the Company” means either a Share Sale or a Deemed Liquidation Event;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Selling Expenses” means all underwriting discounts, selling commissions, and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Clause 6.6;

“Selling Investors” has the meaning given thereto in Clause 8.1;

“Selling Shareholder” has the meaning given thereto in Clause 7.1;

“Shares” means the issued and outstanding share capital of Company from time to time;

“Shareholders” means all shareholders in the Company jointly (from time to time) and “Shareholder” means each of them individually;

“Shareholder Representative” has the meaning given thereto in Clause 8.1(g);

“Share Sale” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from Shareholders an amount of Shares representing more than fifty percent (50%) of the outstanding voting power of the Company;

“Supervisory Board” means the supervisory board (Raad van Commissarissen) of the Company, as constituted from time to time;

“Transfer Notice” has the meaning given thereto in Clause 7.1; and

“Transfer Shares” has the meaning given thereto in Clause 7.1.

1.2	In this Agreement, unless the context dictates otherwise:

1.2.1 reference to a gender shall include all genders;

1.2.2 reference to “include” and “including” shall be treated as reference to “include without limitation” or “including without limitation”;

1.2.3 “or” is used in the inclusive sense of “and/or”;

1.2.4 reference to “books, records and documents” shall refer to books, records and documents stored in any form, including paper, magnetic media, films, microfilms, electronic storage devices and any other data carriers;

1.2.5 reference to any foreign legal term for any action, remedy, method or form of proceedings, court or any other legal concept or matter shall be deemed reference to the Dutch legal concept or matter, or to the legal concept or matter which most nearly approximates the Dutch legal concept or matter as interpreted in a Dutch context;

1.2.6 unless the context requires otherwise, words in the singular shall include the plural and vice versa;

1.2.7 unless the context requires otherwise, reference to a paragraph, Clause or Schedule, is a reference to a paragraph, a Clause, or a Schedule to this Agreement, and the Schedules form an integral part of this Agreement; and

1.2.8 headings are for identification only and shall not affect the interpretation of this Agreement.

2.	SHAREHOLDERS’ AGREEMENT; OTHER AGREEMENTS

2.1

The Company hereby agrees that it will, insofar as it is capable under Applicable Law, procure that the rights of Athyrium and the holders of Preference Shares under this Agreement shall be protected, and the Company agrees not to propose any resolution to the Shareholders or take any action which would, if passed or taken, be uniquely detrimental to, or conflict with, the rights of Athyrium and the holders of Preference Shares under this Agreement without the prior or simultaneous consent of the holders of a majority of the Preference Shares issued on the date hereof (the “Initially Issued Preference Shares”). On or about the date hereof, Athyrium will accede to the Shareholders’ Agreement, so it can benefit from all rights of Investors (as defined therein) thereunder. Each Party acknowledges that in its view on the date hereof there is no conflict as between this Agreement, the Shareholders’ Agreement, and the Articles but that, to the extent such a conflict occurs, each will seek to ensure that this Agreement shall prevail.

2.2

The Company will use commercially reasonable efforts to procure that the Shareholders’ Agreement will be amended as soon as reasonably feasible after the date of this Agreement in order to, inter alia, reflect the terms of this Agreement. Furthermore, the Company will use commercially reasonable efforts to procure that Section 16.3 of the Shareholders’ Agreement will be amended such that future amendments to the Shareholders’ Agreement shall require the approval of Shareholders holding at least two-thirds of the Shares. Each Major Shareholder agrees that it will execute an amendment to the Shareholders’ Agreement to the extent such amendment reflects the terms of this Agreement.

2.3

Other than as set forth in the Articles, the Shareholders’ Agreement and this Agreement, each Party to this Agreement represents that (a) it is not a Party to any agreement or understanding regarding any obligation of the Company to register under any applicable law or regulation any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities, and (b) it has not entered into any agreement, whether written or oral, affecting or relating to the issuance, acquisition (including rights of first refusal or pre-emptive rights), redemption, disposition, transfer or voting of capital shares of the Company.

2.4

Other than to effectuate the terms of Clause 4.2, Athyrium and each Major Shareholder agrees not to vote (at any General Meeting or otherwise) in favour of, and the Company agrees to cause its Management Board to refrain from approving upon a designation by the General Meeting, a restriction or exclusion of the pre-emptive rights set forth in the Articles with respect to a proposed or envisaged issue of share capital of the Company without the prior or simultaneous consent of each of Athyrium, Norgine and Korys.

3.	SUPERVISORY BOARD

3.1

Following the date hereof and subject to Clauses 3.2 and 3.3, Athyrium shall have the right to designate one person for nomination as a Supervisory Board member and to designate a replacement for such Supervisory Board member. Except to the extent prohibited by Applicable Law, the Company shall procure that the person who, in the future, will be designated by Athyrium as the Athyrium Supervisory Board Member shall be nominated for appointment by the General Meeting. Athyrium shall consult with the Company as to the identity of the Athyrium Supervisory Board Member, from time to time proposed to be appointed to the Supervisory Board by Athyrium, for the purpose of assessing the suitability of such person to serve as a member of the Supervisory Board. Any negative advice by the Company shall be based solely upon the experience, expertise and suitability of such person for his or her role as a Supervisory Board member. For the avoidance of doubt, it is hereby noted that the consultation right shall in no event be seen as a veto right for the Company and it is up to Athyrium’s sole discretion whether or not it will follow the Company’s advice. Such person need not be an Independent Supervisory Board Member. If the Athyrium Supervisory Board Member is to be replaced, the Company shall as soon as reasonably practicable convene a General Meeting for the appointment of a replacement.

3.2

Each of Athyrium, Norgine, and Korys hereby agrees to propose for nomination to the Supervisory Board one individual selected by each of Athyrium, Norgine, and Korys; provided, that, Athyrium’s right under this Clause 3 to designate for nomination a person as a Supervisory Board member and to propose replacements for the Athyrium Supervisory Board Member shall lapse upon the Athyrium Group directly or indirectly holding less than 15% of the aggregate Shares, and upon such occurrence Athyrium shall not have the right to designate any person for nomination by the Supervisory Board as a Supervisory Board member. Each of Athyrium, Norgine, and Korys agrees to vote in a manner consistent with the matters agreed to by each of Athyrium, Norgine, and Korys in this Clause 3.2 (including, for the avoidance of doubt, voting to appoint to the Supervisory Board the individuals selected for nomination).

3.3

Upon the shareholding in the Company of Athyrium falling below the threshold stated in Clause 3.2, Athyrium shall procure the resignation of its Supervisory Board member within ten Business Days after such occurrence, unless the chairperson of the Supervisory Board requests Athyrium before expiry of such period in writing to maintain its Supervisory Board member for a certain period and Athyrium consents to such extension.

3.4

The Company acknowledges that none of the Athyrium Supervisory Board Member, the Korys Supervisory Board Member, or the Norgine Supervisory Board Member shall have a conflict of interest with the Company within the meaning of section 2:140(5) of the Civil Code by reason only of his or her affiliation with, respectively, the Athyrium Group, Korys, or Norgine.

3.5

In consideration for services rendered in connection with his or her duties as a member of the Supervisory Board and so long as such individual is not a full-time investment employee or full-time consultant of Athyrium (whether or not such individual receives some compensation from Athyrium through a consulting or other arrangement), the Athyrium Supervisory Board Member shall receive an annual fee initially equal to €25,000

(subject to modification consistent with any modification of annual fees paid to similarly situated members of the Supervisory Board) and, following receipt of detailed invoices, the Company shall reimburse the Athyrium Supervisory Board Member for expenses reasonably and directly incurred in connection with such services, provided that any expense in excess of €1000 shall require the prior written consent of the Company in order to be reimbursed.

3.6

The Company hereby undertakes that it shall advance expenses incurred by an Athyrium Supervisory Board Member in defending any action, suit or proceeding and pay such expenses reasonably and directly incurred as soon as reasonably possible after having been provided with the detailed invoices, prior to the final determination of such claim; provided that such Athyrium Supervisory Board Member agrees in writing to promptly repay such amounts to the Company if it is ultimately determined that such Athyrium Supervisory Board Member is not entitled to be indemnified under clause 20 of the Articles.

4.	DECISION-MAKING

4.1

So long as the Athyrium Group holds at least 17,480,313 of the Initially Issued Preference Shares issued to Athyrium on the date hereof (as adjusted for share splits, share dividends, reclassifications and the like), the Company shall refrain from, and each of Norgine and Korys shall refrain from voting in favour of, taking any of the following actions without the prior or simultaneous approval of Athyrium:

(a)

enter into any indebtedness of the Company, except where (i) such indebtedness is made available for purchase only to Persons who are not Shareholders, and (ii) to the extent that equity securities or equity-linked securities (i.e., options, warrants and other derivative securities) of the Company are issued in connection therewith, none of the aggregate purchase price, aggregate value, aggregate exercise price or aggregate conversion price of the equity securities or equity-linked securities is greater than 20% of the aggregate nominal value of the indebtedness;

(b)

enter into any indebtedness that results in the aggregate debt of the Company (together with its subsidiaries) exceeding an amount equal to (i) the aggregate total revenues of the Company (together with its subsidiaries) during the twelve complete calendar months immediately preceding the date of the incurrence of such indebtedness, multiplied by (ii) 0.5;

(c)

amend the Articles in a manner that adversely affects the powers, preferences or rights of the holders of Preference Shares in a manner that is different than the effect on the rights powers, preferences or rights of the holders of other classes of the Company’s share capital;

(d)

(i) reclassify, alter or amend any existing security of the Company that is pari passu with the Preference Shares in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Preference Shares in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Company that is junior to the Preference Shares in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preference Shares in respect of any such right, preference or privilege;

(e)

enter into any Deemed Liquidation Event, unless (i) in connection therewith the holders of Preference Shares receive an amount in cash in consideration of their liquidation preference under the Articles equal to the applicable full liquidation preference then payable under the Articles (whether or not the Articles expressly provide for the payment of such liquidation preference in connection therewith), or (ii) such transaction is entered into with a bona fide third party (including, for this purpose, a Person other than a supervisory board member, director, officer, shareholder or employee of the Company or any Associate of any such Person) at arms’ length;

(f)

enter into any transaction or series of transactions effected by a merger (or mergers) in which the Company issues, as consideration, Shares that rank pari passu with or senior to the Preference Shares with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption (collectively, “Senior Shares”);

(g)

except for transactions expressly contemplated by this Agreement as between or among the Company, on one hand, and any supervisory board member, director, officer, shareholder or employee of the Company or any Associate of any such Person, on the other hand, enter into or become a party to any transaction with any supervisory board member, director, officer, shareholder or employee of the Company or any Associate of any such Person, except for (i) transactions resulting in payments to or by the Company in an aggregate amount less than €500,000 and made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are at arms’ length and approved by a majority of the Supervisory Board; (ii) compensation amounts payable to employees made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are at arms’ length and approved by a majority of the Supervisory Board or the Management Board; and (iii) financing transactions and security issuances of the Company with or to Athyrium or a Major Shareholder that are on arms’ length terms and approved by the Supervisory Board and Management Board of the Company and otherwise in compliance with the terms of this Agreement; or

(h)	allow the issuance of any securities of a subsidiary of the Company other than to the Company.

4.2

So long as the Athyrium Group holds at least a majority (on an as-converted to Ordinary Share basis) of the issued and outstanding Preference Shares ranking senior to or pari passu with the Initially Issued Preference Shares in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, the Company shall refrain from, and each of Norgine and Korys shall refrain from voting in favour of, issuing (i) Senior Shares, or (ii) indebtedness that is convertible into, or otherwise linked to (other than as expressly contemplated by Clause 4.1(a)), equity securities of the Company, unless:

(a)

Athyrium, and each member of the Athyrium Group that is a Shareholder, together have a pre-emptive right in connection with such issue equal to the aggregate number of Senior Shares or the aggregate face value of indebtedness convertible into, or otherwise linked to, equity securities of the Company, as applicable, envisaged to be issued, multiplied by:

(i)     in the event the Athyrium Group holds less than 51% of the Shares at the time of the Company’s dispatch of an Offer Notice (as defined below): (A)

0.51; multiplied by (B) the lesser of one and a fraction, the numerator of which is equal to the number of Preference Shares held by Athyrium at the time of the Company’s dispatch of such Offer Notice, and the denominator of which is equal to 24,971,875 (as adjusted for share splits, share dividends, reclassifications and the like); and

(ii)     in the event the Athyrium Group holds 51% or more of the Shares at the time of the Company’s dispatch of an Offer Notice: a fraction, the numerator of which is equal to the number of Shares held by Athyrium at the time of the Company’s dispatch of such Offer Notice, and the denominator of which is equal to the total number of Shares at the time of the Company’s dispatch of such Offer Notice; and

(b)

all other Shareholders have a pre-emptive right in connection with such issue in proportion to the aggregate number of Shares held among them, which such right shall collectively equal (i) the aggregate number of Senior Shares or the aggregate face value of indebtedness convertible into, or otherwise linked to, equity securities of the Company, as applicable, envisaged to be issued, minus (ii) the number of Senior Shares or the aggregate face value of indebtedness convertible into, or otherwise linked to, equity securities of the Company, as applicable, to which Athyrium and any member of the Athyrium Group that is a Shareholder have a pre-emptive right in accordance with Clause 4.2(a).

provided, that, a Shareholder that desires to commit to purchase its pre-emptive entitlement pursuant to clause (a) or (b) immediately above must provide the Company written notice of such commitment no later than ten Business Days following such Shareholder’s receipt of written notice from the Company referencing this Clause 4.2 of this Agreement and stating (i) its bona fide intention to offer Senior Shares or indebtedness that is convertible into, or otherwise linked to, equity securities of the Company, (ii) the number of such Senior Shares or relevant indebtedness to be issued, and (iii) the terms of the financing, including, if applicable, the envisaged rights, preferences, and privileges of the Senior Shares and the envisaged share price (an “Offer Notice”), and a Shareholder’s failure to provide such notice by such date shall be deemed an irrevocable forfeiture of its pre-emptive rights in connection with such issue;

provided, further, that, if a Shareholder who is entitled to a pre-emptive right pursuant to clause (b) immediately above does not or does not fully exercise such right, (i) the other Shareholders (excluding each member of the Athyrium Group) shall be entitled to pre-emptive rights with respect to the Senior Shares or indebtedness convertible into, or otherwise linked to, equity securities of the Company that has not been claimed, in proportion to the aggregate number of Shares held among such other Shareholders, and (ii) if such other Shareholders collectively do not or do not fully exercise such pre-emptive rights in connection with such unclaimed Senior Shares or indebtedness convertible into equity securities of the Company, then Athyrium shall have a pre-emptive right on any such remaining Senior Shares or indebtedness convertible into, or otherwise linked to, equity securities of the Company.

If the securities referred to in an Offer Notice are not elected to be purchased or acquired by Shareholders as described in this Clause 4.2, the Company may, during the 75-day period following the expiration of the periods described in this Clause 4.2 above, offer and sell the remaining portion of such securities to any Person or Persons at a price not less than, and upon terms no more favourable to the offeree than, those specified in the applicable Offer Notice. If the Company does not enter into an agreement for the sale of such securities within the 75-day period described above, then the right provided under this

Clause 4.2 shall be revived and no such securities shall be offered or sold unless first reoffered to the Shareholders pursuant to the terms of this Clause 4.2.

To the extent any provision in this Clause 4.2 is given for the benefit of a Shareholder that is not a Party, such provision constitutes an irrevocable third-party stipulation for no consideration (onherroepelijk derdenbeding om niet) for the benefit of such Shareholder.

4.3

So long as any Party holds any Preference Shares, each Party agrees not to vote (in person, by proxy or by action by written consent, as applicable) in favour of any public listing other than an IPO, and only in favour of an IPO in the event:

(a)

(i) in satisfaction of the liquidation preference then payable under the Articles in connection with such IPO, the holders of Preference Shares receive an amount equal to or higher than such liquidation preference, whether in the form of cash or by delivery of additional Admitted Shares in lieu of cash (and such Admitted Shares are valued at the initial offer price in connection with the IPO and may be subject to a market-standard “lock-up” period) or a mix thereof, such form to be determined by the Company in its sole discretion, (ii) the IPO results in an offer price per share of at least €1.20 (as adjusted for share splits, share dividends, reclassifications and the like), and in aggregate cash proceeds to the Company of not less than $40,000,000, and (iii) the IPO results in all issued and outstanding Preference Shares being converted into Ordinary Shares in accordance with the Articles; or

(b)

holders of a majority of the Initially Issued Preference Shares that are issued and outstanding at the time of the vote on the IPO deliver their prior or simultaneous approval of or consent to such IPO.

5.	INFORMATION SHARING

5.1

So long as the Athyrium Group holds at least 6,242,969 of the Initially Issued Preference Shares issued to Athyrium on the date hereof (as adjusted for share splits, share dividends, reclassifications and the like), the Company shall provide or procure that Athyrium is provided with the following information (collectively, the “Information”):

(a)

not later than one month before the start of each financial year of the Company, an annual budget, split monthly and/or quarterly, for the Company for that financial year, including cash flow forecasts and detailed notes;

(b)	as soon as practicable (and in any event within six months after the end of each financial year), the audited (consolidated) accounts of the Company (and its subsidiaries) for that year;

(c)

as soon as practicable (and in any event within fifteen (15) Business Days after the end of each month or quarter), the monthly and quarterly unaudited management accounts which shall consist of a balance sheet, profit and loss account, a comparison with budget, cash flow statement, cash flow forecast for the following six months and management commentary for the Company, all on the basis of accounting principles and policies approved by the Supervisory Board, consistently applied, as well as a brief description of all major pending management issues concerning the Company. The monthly management report will include commercial and operational information the substance and form to be agreed upon by the Management Board and the Supervisory Board; and

(d)	such other financial or management information as Athyrium may from time to time reasonably request.

5.2

The Company shall use its best endeavours to ensure that Athyrium shall at all times be able to meet such management and personnel of the Company as may reasonably be designed by it, upon reasonable notice to the Company, for the purpose of consulting with management, obtaining information regarding the business and prospects of the Company.

5.3

Athyrium shall procure that all Information provided to it or to any member of the Athyrium Group pursuant to Clause 5.1 shall be treated as Confidential Information (subject to the exceptions applicable thereto) and shall be used in accordance with all applicable laws and regulations.

5.4	Athyrium shall ensure that Confidential Information received by any member of the Athyrium Group will be maintained as confidential and only be disclosed:

(a)

to the extent necessary to any member of the Athyrium Group and any member of the Athyrium Group’s respective directors, officers, employees and professional advisors, on terms that such recipient shall only use such Confidential Information in connection with that Person’s legitimate interests as a shareholder or creditor, or representative or advisor of a shareholder or creditor of the Company, and provided that Athyrium shall procure that such persons are made aware of the terms of this Clause 5.4 and shall use its best endeavours to procure that such persons adhere to these terms as if they were bound by the provision of this Clause 5.4 and on the basis that Athyrium shall be responsible for any breach of confidentiality by such recipient;

(b)	if requested or required by applicable law or by a competent court;

(c)	if requested or required by any competent securities exchange or competent regulatory or governmental body;

(d)	if necessary to enforce this Agreement in court proceedings;

(e)	if necessary to put up a defence in any court proceedings; or

(f)	if the Company has given its written consent to disclosure.

In the event of a disclosure of Confidential Information pursuant to subsections (b) – (f) immediately above, Athyrium shall consult with the Company as to the contents, form and timing of the disclosure to be made, to the extent legally permissible and reasonably practicable.

6.	REGISTRATION RIGHTS

The Company covenants and agrees as follows:

6.1	Demand Registrations.

(a)

If at any time after the earlier of (i) four years after the date of this Agreement or (ii) 180 days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least two-thirds of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement in the United States, or a comparable filing instrument if the IPO was not in the United States and the Shares are not then Admitted in the United States, with respect to at least one-third of the Registrable Securities then outstanding (or a lesser percentage if the anticipated aggregate offering price, net of Selling Expenses, would exceed USD $40 million), then the Company shall (x) within 15 days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within 90 days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act, or a comparable filing instrument if the IPO was not in the United States and the Shares are not then Admitted in the United States, covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 30 days of the date the Demand Notice is given, and in each case, subject to the limitations of Clause 6.1(c) and Clause 6.3.

(b)

If at any time when it is eligible to use a Form S-3 registration statement or a comparable filing instrument in an applicable jurisdiction outside of the United States, the Company receives a request from Holders of at least 20% of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement or a comparable filing instrument in a jurisdiction outside of the United States, with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least USD $10 million, then the Company shall (i) within 10 days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holders, file the requested registration statement covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Clause 6.1(c) and Clause 6.3.

(c)

Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Clause 6.1 a certificate signed by the Company’s chief executive officer stating that in the good-faith judgment of the Supervisory Board it would be materially detrimental to the Company and the Shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under applicable securities laws, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any 12-month period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such 90-day period other than an Excluded Registration.

(d)

The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Clause 6.1(a) (i) during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii)

after the Company has effected one registration pursuant to Clause 6.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3, or a comparable filing instrument in a jurisdiction outside of the United States, pursuant to a request made pursuant to Clause 6.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Clause 6.1(b) (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected one registration pursuant to Clause 6.1(b) within the 12 month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Clause 6.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Clause 6.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Clause 6.1(d).

6.2

Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for Shareholders other than the Holders) any of its Shares in connection with the public offering of such Shares solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within 20 days after such notice is given by the Company, the Company shall, subject to the provisions of Clause 6.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Clause 6.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Clause 6.6.

6.3	Underwriting Requirements.

(a)

If, pursuant to Clause 6.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Clause 6.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders (on an as-converted to Ordinary Share basis). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Clause 6.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Clause 6.3, if the underwriter(s) advise the Initiating Holders in writing that marketing factors require a limitation on the number of Shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(b)

In connection with any offering involving an underwriting of Shares pursuant to Clause 6.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by Shareholders to be included in such offering exceeds the number of Shares to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below 25% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other Shareholder’s securities are included in such offering.

6.4	Obligations of the Company. Whenever required under this Clause 6 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)

prepare and file a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Ordinary Shares (or other securities) of the Company, from selling any securities included in such registration;

(b)

prepare and file such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act (or such other applicable law of a jurisdiction outside of the United States) in order to enable the disposition of all securities covered by such registration statement;

(c)

furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act (or such other applicable law of a jurisdiction outside of the United States), and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)

use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act (or such other applicable law of a jurisdiction outside of the United States);

(e)	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)

use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)

provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)

promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)

notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)	after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act or a comparable law, rule or regulation of a jurisdiction outside the United States.

6.5

Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Clause 6 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

6.6

Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Clause 6, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed US $50,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Clause 6 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

6.7

Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Clause 6.

6.8	Indemnification. If any Registrable Securities are included in a registration statement under this Clause 6:

(a)

To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, or any comparable law under a jurisdiction outside of the United States, against any damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Clause 6.8 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)

To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any damages, in each case only to the extent that such damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Clause 6.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Clause 6.8(b) and Clause 6.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or wilful misconduct by such Holder.

(c)

Promptly after receipt by an indemnified party under this Clause 6.8(b) of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Clause 6.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defence thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(d)

To provide for just and equitable contribution to joint liability in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Clause 6.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Clause 6.8 provides for indemnification in such case, or (ii) contribution may be required on the part of any party hereto for which indemnification is provided under this Clause 6.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of “fraudulent misrepresentation” (applying the meaning of Clause 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Clause 6.8(d), when combined with the amounts paid or payable by such Holder pursuant to Clause 6.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of wilful misconduct or fraud by such Holder.

(e)

Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Clause 6.8 shall survive the completion of any offering of Registrable Securities in a registration under this Clause 6, and otherwise shall survive the termination of this Agreement.

6.9

Reports. If the shares of the Company are Admitted in the United States, with a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 (or comparable instrument under the laws of a jurisdiction outside of the United States), the Company shall:

(a)

make and keep available adequate current public information (as those terms are understood and defined in SEC Rule 144) at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)

use commercially reasonable efforts to file in a timely manner all reports and other documents required of the Company (at any time after the Company has become subject to such reporting requirements); and

(c)

furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements applicable to the class of securities comprising the Registrable Securities, or that it qualifies as a registrant whose securities may be resold; (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

6.10

Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any Shareholder who becomes a party to this Agreement.

6.11

“Market Stand off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its equity securities and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the

IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto, or any comparable rules or regulations applicable in a jurisdiction outside the United States) or ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto, or any comparable rules or regulations applicable in a jurisdiction outside the United States) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Ordinary Shares held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash, or otherwise. The foregoing provisions of this Clause 6.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all shareholders individually owning more than 5% of the Company’s outstanding Ordinary Shares (after giving effect to conversion into Ordinary Shares of all outstanding preference shares. To the extent any provision in this Clause 6.11 is given for the benefit of an underwriter in connection with such registration, such provision constitutes an irrevocable third-party stipulation for no consideration (onherroepelijk derdenbeding om niet) for the benefit of such underwriter. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Clause 6.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

6.12

Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Clause 6.1 or Clause 6.2 shall terminate upon the earlier of (i) the fourth anniversary of the IPO and (b) the consummation of a Sale of the Company.

7.	TAG ALONG

7.1

Other than as set forth in Clause 7.11, if any Shares proposed to be transferred (the “Transfer Shares”) by Athyrium or a Major Shareholder (the “Selling Shareholder”) are not purchased in full by Shareholders pursuant to the right of first refusal set forth in Article 11 of the Articles (the “Right of First Refusal”) or are otherwise eligible to be sold by the Selling Shareholder to a proposed transferee (the “Buyer”), such Selling Shareholder hereby agrees that each Shareholder may elect to exercise its right to participate in such proposed transfer (the “Right of Co-Sale”) on a pro rata basis (and on an as-converted to Ordinary Share basis) and on the same terms and conditions specified in a transfer notice to be prepared by the Selling Shareholder in connection with such proposed transfer (the “Transfer Notice”). Each Shareholder who desires to exercise its Right of Co-Sale (each, a “Participating Shareholder”) must give the Company and the

Selling Shareholder written notice to that effect within 15 days of receipt of the Transfer Notice.

7.2

Each Participating Shareholder may include in the proposed transfer all or any part of such Participating Shareholder’s Shares equal to the product obtained by multiplying (i) the aggregate number of Transfer Shares subject to the proposed transfer (excluding shares purchased by the Shareholders pursuant to the Right of First Refusal) by (ii) a fraction, the numerator of which is the number of Shares owned by such Participating Shareholder immediately before consummation of the proposed transfer (including any shares that such Participating Shareholder has agreed to purchase pursuant to the Right of First Refusal) and the denominator of which is the total number of Shares owned, in the aggregate, by all Participating Shareholders immediately prior to the consummation of the proposed transfer (including any shares that all Participating Shareholders have collectively agreed to purchase pursuant to the Right of First Refusal), plus the number of Transfer Shares held by the Selling Shareholder. To the extent one (1) or more of the Participating Shareholders exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Transfer Shares that the Selling Shareholder may sell in the proposed transfer shall be correspondingly reduced.

7.3

The Participating Shareholders and the Selling Shareholder agree that the terms and conditions of any proposed transfer in accordance with this Clause 7 will be memorialized in, and governed by, a written purchase and sale agreement with the Buyer (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Shareholders and the Selling Shareholder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Clause 7.

7.4

Subject to Clause 7.5, the aggregate consideration payable to the Participating Shareholder and the Selling Shareholder shall be allocated based on the number of Shares sold to the Buyer by each Participating Shareholder and the Selling Shareholder as provided in Clause 7.2.

7.5

In the event that the proposed transfer constitutes a change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Shareholders and the Selling Shareholder as if (A) such transfer were a Deemed Liquidation Event, and (B) the Shares sold in accordance with the Purchase and Sale Agreement were the only Shares outstanding.

7.6

Notwithstanding Clause 7.3 above, if any Buyer refuse(s) to purchase Shares subject to the Right of Co-Sale from any Participating Shareholder(s) or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Shareholders, no Selling Shareholder may sell any Transfer Shares to such Buyer unless and until, simultaneously with such sale, such Selling Shareholder purchases all Shares subject to the Right of Co-Sale from such Participating Shareholder(s) on the same terms and conditions (including the proposed purchase price) as set forth in the proposed notice and as provided in Clause 7.4. Any such shares transferred to the Selling Shareholder will be transferred to the Buyer against payment therefor in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the transfer notice, and the Selling Shareholder shall concurrently therewith remit or direct payment to each such Participating Shareholder the portion of the aggregate consideration to which each such Participating Shareholder is entitled by reason of its participation in such sale as provided in this Clause 7.6.

7.7

If any proposed transfer is not consummated within forty-five (45) days after receipt of the Transfer Notice by the Company, the Selling Shareholder(s) may not sell any Transfer Shares unless they first comply in full with each provision of this Clause 7.

7.8

Each Party acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other Parties for which monetary damages alone could not adequately compensate. Therefore, the Parties unconditionally and irrevocably agree that any non-breaching Party shall be entitled to be reimbursed for any Losses and other remedies available at law (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Shares not made in strict compliance with this Agreement).

7.9

If any Selling Shareholder purports to sell any Transfer Shares in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Participating Shareholder who desires to exercise its Right of Co-Sale under Clause 7.1 may, in addition to such remedies as may be available by law or hereunder, require such Selling Shareholder to purchase from such Shareholder the type and number of Shares that such Participating Shareholder would have been entitled to sell to the Buyer had the Prohibited Transfer been effected in compliance with the terms of Clause 7.1. The sale will be made on the same terms, including as provided in Clause 7.4 and subject to the same conditions as would have applied had the Selling Shareholder not made the Prohibited Transfer, except that the sale (including the delivery of the purchase price) must be made within ninety (90) days after the Participating Shareholders learns of the Prohibited Transfer, as opposed to the timeframe that would otherwise apply. Such Selling Shareholder shall also reimburse each Participating Shareholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Participating Shareholder’s rights under Clause 7.

7.10

Notwithstanding the foregoing or anything to the contrary herein, the foregoing provisions shall not apply (a) in the case of a Selling Shareholder that is an entity, upon a transfer by such Selling Shareholder to its shareholders, members, partners, affiliated funds (or funds affiliated with such Selling Stockholder’s Affiliates) or other equity holders, (b) to a repurchase of Transfer Shares from a Selling Shareholder by the Company at a price no greater than that originally paid by such Selling Shareholder for such Transfer Shares and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Supervisory Board, or (c) in the case of a Selling Shareholder that is a natural person, upon a transfer of Transfer Shares by such Selling Shareholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Selling Shareholder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other relative/person approved by the Supervisory Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Selling Shareholder or any such family members; provided that in the case of clause(s) (a) or (c), the Selling Shareholder shall deliver prior written notice to the Company and the Shareholders of such pledge, gift or transfer and such Transfer Shares shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a signature page to a Deed of Accession in the form attached hereto as Schedule 2 as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Selling Shareholder (but only with respect to the Shares so transferred to the transferee), including the obligations of a Shareholder with respect to proposed transfers of such Transfer Shares pursuant to Clause 7.

7.11

Notwithstanding the foregoing or anything to the contrary herein, the provisions of this Clause 7 shall not apply to the (i) sale of any Shares to the public in an IPO, (ii) in connection with a Sale of the Company, or (iii) in connection with a Permitted Transfer.

8.	DRAG ALONG

8.1

In the event that each of Athyrium, Norgine, and Korys (together, the “Selling Investors”) approve a Sale of the Company in writing, specifying that this Clause 8 shall apply to such transaction, then each of the Company, Athyrium, Norgine, and Korys hereby agrees:

(a)

if such transaction requires Shareholder approval, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favour of, and adopt, such Sale of the Company (together with any related amendment to the Articles required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(b)

if such transaction is a Share Sale, to sell the same proportion of shares of share capital of the Company beneficially held by such Shareholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Clause 8.2 below, on the same terms and conditions as the Selling Investors;

(c)

to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Clause 8, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d)

not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)	to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f)

if the consideration to be paid in exchange for the Shares pursuant to this Clause 8 includes any securities and due receipt thereof by any Shareholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g)

in the event that the Selling Investors, in connection with such Sale of the Company, appoint a Shareholder representative (the “Shareholder Representative”) with respect to matters affecting the Shareholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Shareholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Shareholder’s pro rata portion (on an as converted to Ordinary Shares basis) (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Shareholders, and (y) not to assert any claim or commence any suit against the Shareholder Representative or any other Shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud or willful misconduct.

8.2

Notwithstanding the foregoing, neither Athyrium nor a Major Shareholder will be required to comply with Clause 8.1 above in connection with any proposed Sale of the Company (the “Proposed Sale”), and, for the avoidance of doubt, will not be required to comply with Clause 8.1 above in the event of a Sale of the Company approved pursuant to Section 8.8 of the Shareholders’ Agreement, unless:

(a)

any representations and warranties to be made by such Shareholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including representations and warranties that (i) the Shareholder holds all right, title and interest in and to the Shares such Shareholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Shareholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Shareholder have been duly executed by the Shareholder and delivered to the acquirer and are enforceable against the Shareholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)

the Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Shareholder of any of identical representations, warranties and covenants provided by all Shareholders);

(c)

the liability for indemnification, if any, of such Shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Shareholders in connection with such Proposed Sale, is several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Shareholder of any of identical representations, warranties and covenants provided by all Shareholders), and is pro rata (on an as-converted to Ordinary Share basis) in proportion to, and does not exceed, the amount of consideration paid to such Shareholder in connection with such Proposed Sale; and

(d)

upon the consummation of the Proposed Sale (i) each holder of each class or series of the Company’s share capital will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of share capital, (ii) each holder of a series of Preference Shares will receive the same amount of consideration per share of such series of Preference Shares as is received by other holders in respect of their shares of such same series, (iii) each holder of Ordinary Shares will receive the same amount of consideration per share of Ordinary Shares as is received by other holders in respect of their shares of Ordinary Shares, and (iv) unless the holders of at least two-thirds of the Initially Issued Preference Shares elect to receive a lesser amount by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preference Shares and Ordinary Shares shall be allocated among the holders of Preference Shares and Ordinary Shares on the basis of the relative liquidation preferences to which the holders of each respective series of Preference Shares and the holders of Ordinary Shares are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Articles in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Shares pursuant to this Clause 8.2(d) includes any securities and due receipt thereof by any Shareholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

8.3

No Selling Investor shall be a party to, or approve, any Share Sale unless all Selling Investors are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties to such Share Sale in the manner specified in the Articles in effect immediately prior to the Share Sale (as if such transaction were a Deemed Liquidation Event).

9.	TERMINATION

9.1	This Agreement shall terminate with immediate effect upon the earlier of the written consent of:

(a)	holders of a majority of the Initially Issued Preference Shares (or Ordinary Shares issued upon conversion of the Initially Issued Preference Shares); and

(b)	Athyrium and the holders of a majority of the Shares held by the other Parties to this Agreement.

9.2	Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement shall end except for this Clause 9 and Clauses 1 (Definitions and

Interpretations), 10.13 (Governing Law) and 10.14 (Jurisdiction), which will remain in full force and effect.

9.3	Prior to termination of this Agreement, the obligations under Clauses 2, 3, 4, 5, 7, and 8, of this Agreement shall terminate upon Admission.

10.	GENERAL PROVISIONS

10.1	Most Favoured Nations

(a)

Notwithstanding any other provision of this Agreement, if any Shareholder contractually acquires a shareholder-related right or benefit that is contemplated by or the subject of Clauses 3.5, 3.6, 4.1, or 5 of this Agreement and is, in the good-faith and reasonable opinion of Athyrium, more favourable in comparison to such corresponding right or benefit established in favour of Athyrium under this Agreement, then the Company shall, insofar as it is capable under Applicable Law, offer such right or benefit to Athyrium, including by facilitating any necessary corporate approvals in connection therewith; provided, that, for the avoidance of doubt, Athyrium’s right under this provision shall not extend to shareholder-related rights or benefits that are contemplated by the Articles (as may be amended in a manner permitted by this Agreement), including without limitation the ranking of classes of capital stock of the Company in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption.

(b)

Athyrium’s right under Clause 10.1(a) shall lapse in its entirety upon it failing to purchase its full pre-emptive entitlement under the Articles or Clause 4.2(a), as applicable, in connection with a bona fide debt or equity financing of the Company, except where Athyrium, Norgine, and Korys each agree to waive all pre-emptive entitlements under the Articles and Clause 4.2 in connection with such financing.

10.2	Further assurance

Each of the Parties shall sign all such further documents and shall perform all further acts as reasonably necessary for the purpose of satisfying their respective obligations under this Agreement, including exercising voting rights, convening meetings and giving all waivers and consents and the passing of all resolutions reasonably required to ensure that full effect is given to the provisions of this Agreement.

10.3	Notices

All notices, consents, waivers and other communications in connection with this Agreement shall be in writing in English and delivered by hand or sent by registered mail, express courier or email to the appropriate addresses set out on such Party’s signature page hereto, or to such addresses as a Party may give notice to the other Party from time to time. A notice shall be effective upon receipt and shall be deemed to have been received (i) if delivered by hand, registered mail or express courier, at the time of delivery, or (ii) if delivered by email, at the time of successful transmission.

10.4	Accession

(a)

Athyrium shall procure that any member of the Athyrium Group that acquires any Shares executes a Deed of Accession, whereupon such member of the Athyrium Group shall be entitled to the rights and benefits and be subject to the obligations of Athyrium under this Agreement. The Company agrees to countersign any such Deed of Accession upon request by Athyrium.

(b)	Any Person who becomes a holder of Preference Shares following the date hereof may become a party to this Agreement by execution of a Deed of Accession in the form attached hereto as Schedule 2.

10.5	Entire agreement

Except for the Shareholders’ Agreement (as may be amended in accordance with the terms of this Agreement) and the Articles, this Agreement supersedes any preceding or concurrent oral or written agreements between the Parties relating to the subject matter of this Agreement and no Party shall have any right or remedy against any other Party arising out of or in connection with any such preceding or concurrent agreements unless stated otherwise herein.

10.6	Third-Party Beneficiaries

To the extent any provision in this Agreement is given for the benefit of a Shareholder that is not a party to this Agreement, such provision constitutes an irrevocable third-party stipulation for no consideration (onherroepelijk derdenbeding om niet) for the benefit of such Shareholder.

10.7	Amendment

This Agreement may only be amended by the written agreement or the consent of each of the Company, Athyrium, Norgine, Korys, and any additional Person that becomes a Party after the date hereof.

10.8	Assignment

None of the Parties may assign or procure the assumption of its rights and obligations under this Agreement, either in whole or in part, to any other Person without the prior written consent of (i) the Company, not to be unreasonably withheld, and (ii) Parties holding a majority of the Shares (on an as-converted to Ordinary Share basis) held by the Parties to this Agreement; provided, however, that Athyrium may assign its rights and obligations, in whole or in part, to any Affiliate of Athyrium.

10.9	No recourse

Each of Athyrium, Norgine, and Korys is organised for the purpose of investing in the broader healthcare and life sciences industry. Any claim against any such Shareholder is against it as such, and not against any participants in it who, accordingly, are not liable for these claims, and recourse for such claims shall be limited to the assets held such Shareholder.

10.10	Counterparts

This Agreement may be executed in any number of counterparts.

10.11	Partial invalidity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision shall be replaced or be deemed to be replaced with a provision that is valid and enforceable and reflects as closely as possible the intent of the invalid or unenforceable provision.

10.12	No annulment or dissolution

Unless explicitly stated otherwise in this Agreement and to the extent permitted by Applicable Law, the Parties waive their rights under sections 6:228, 6:230 and 6:265 of the Civil Code, if any, to annul (vernietigen), dissolve (ontbinden) or propose the amendment of this Agreement (in whole or in part), and/or to request the annulment (vernietiging), dissolution (ontbinding) or amendment of this Agreement.

10.13	Governing law

This Agreement is governed by the laws of the Netherlands.

10.14	Jurisdiction

Subject to Clause 10.14.9, all disputes arising in connection with this Agreement, or any agreements resulting therefrom, shall, unless the relevant agreement provides otherwise, be settled in accordance with the arbitration rules (the “Rules”) of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) (“NAI”) and:

10.14.1 the arbitral tribunal shall be composed of three arbitrators appointed in accordance with the Rules who all have a Dutch law degree or are admitted to practice Dutch law;

10.14.2 the place of arbitration will be Amsterdam, the Netherlands;

10.14.3 the language of the proceedings will be English;

10.14.4 the arbitrators will decide according to the rules of law (regelen des rechts);

10.14.5 the International Bar Association (IBA) Rules on the Taking of Evidence in International Commercial Arbitration shall not be applicable;

10.14.6 the arbitral award will be final and binding;

10.14.7 each Party shall give notice to the administrator of the NAI, within one calendar month following receipt of the arbitral award, that the Parties object to the publication in order to ensure that the arbitral award shall not be published; and

10.14.8 the proceedings shall not be consolidated with other arbitral proceedings pursuant to section 1046 of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering) or section 39 of the Rules.

provided, that the Parties will not be precluded from applying for injunctive relief in summary proceedings (kort geding) before any competent court in the Netherlands.

[remainder of the page intentionally left blank]

THUS AGREED AND SIGNED ON THE DATE FIRST WRITTEN ABOVE COMPANY

AGENDIA N.V.

By	/s/ Mark Straley		By:	/s/ Kurt Becker
	Name:	Mark Straley		Name:	Kurt Becker
	Title:	Managing Director		Title:	Managing Director

Address for Notice:

Name: Agendia N. V.

Attention: Mark Straley, Managing Director

Address: Science Park 406, 1098 XH

Amsterdam, the Netherlands

Email: mark.straley@agendia.com

and

Name: Agendia N.V.

Attention: Kurt Becker, Managing Director

Address: Science Park 406, 1098 XH

Amsterdam, the Netherlands

Email: kurt.becker@agendia.com

with a copy (which shall not constitute notice) to:

Name: Stibbe N.V.

Attention: Pieter Schutte

Address: Beethovenplein 10, 1077 WM,

Amsterdam. the Netherlands

Email: pieter.schutte@stibbe.com

SIGNATURE PAGE TO

RELATIONSHIP AGREEMENT

THUS AGREED AND SIGNED ON THE DATE FIRST WRITTEN ABOVE

ATHYRIUM

ATHYRIUM OPPORTUNITIES III ACQUISITION 2 LP

By: ATHYRIUM OPPORTUNITIES ASSOCIATES III

LP, its General Partner

By: ATHYRIUM OPPORTUNITIES ASSOCIATES III GP LLC, the General Partner of Athyrium Opportunities Associates III LP

By:	/s/ Andrew Hyman
	Name:	Andrew Hyman
	Title:	Authorized Signatory

Address for Notice:

Name: c/o Athyrium Capital Management, LP

Attention: Sam Helfaer

Address:

530 Fifth Avenue, Floor 25

New York, NY 10036

Telephone: (646) 755-30l0

Email : SHelfaer@athyrium.com; AOF3@athyrium.com; and AHyman@athyrium.com with a copy (which shall not constitute notice) to:

Name: Hogan Lovells US LLP

Attention: William Intner

Address:

100 International Drive

Suite 2000

Baltimore, MD 21202

Email : william.intner@hoganlovells.com

SIGNATURE PAGE TO

RELATIONSHIP AGREEMENT

THUS AGREED AND SIGNED ON THE DATE FIRST WRITTEN ABOVE

NORGINE B.V.

NORGINE B.V.

By:	/s/ Peter Stein		By:
	Name:	Peter Stein		Name:
	Title:	Director		Title:

Address for Notice:

Name:

Attention:

Address:

Email:

with a copy (which shall not constitute notice) to:

Name:

Attention:

Address:

Email:

NORGINE VENTURES B.V.

NORGINE VENTURES B.V.

By:	/s/ Peter Stein		By:
	Name:	Peter Stein		Name:
	Title:	Director		Title:

Name:

Attention:

Address:

Email:

with a copy (which shall not constitute notice) to:

Name:

Attention:

Address:

Email:

SIGNATURE PAGE TO

RELATIONSHIP AGREEMENT

THUS AGREED AND SIGNED ON THE DATE FIRST WRITTEN ABOVE

KORYS

KORYS INVESTMENTS NV

By:	/s/ Sofie Gabriëls	By:	/s/ Piet Colruyt
Name:	Sofie Gabriëls		Name:	Plet Colruyt
Title:	Director		Title:	Bestuurder

Address for Notice:

Name:	Korys Investments NV
Attention:	Dries Crevits, Executive Director
Address:	Guido Gezellestraat 126, 1654 Huizingen, Belgium
Email:	Dries.Crevits@Korys.BE

with a copy (which shall not constitute notice) to:

Name:	Korys Investments NV
Attention:	Sofie Gabriëls, CFO
Address:	Guido Gezellestraat 126, 1654 Huizingen, Belgium
Email:	Sofie.Gabriëls@Korys.BE

SIGNATURE PAGE TO

RELATIONSHIP AGREEMENT

SCHEDULE 1 (DEED OF ACCESSION)

THIS DEED OF ACCESSION is made on [●]

BETWEEN:

(1)

AGENDIA N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands with its corporate seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce with number 34185452 (the “Company”); and

(2)	[●] (the “Acceding Shareholder”).

WHEREAS:

The Company and certain of its shareholders are parties to a relationship agreement dated 24 July 2018 (the “Relationship Agreement”).

The Acceding Shareholder is or will become a shareholder of the Company and wishes to enter into this deed pursuant to Clause Error! Reference source not found. of the Relationship Agreement

THIS DEED WITNESSES as follows:

(3)	Capitalised terms used in this Deed shall have the meanings ascribed to them in the Relationship Agreement, unless otherwise defined in this Deed.

(4)	The Acceding Shareholder confirms that it has been provided with a copy of the Relationship Agreement.

(5)

The Acceding Shareholder hereby undertakes to and covenants with the Parties to comply with the provisions of, and to perform all the obligations in, the Relationship Agreement in so far as they are to be observed and performed by the holders of the Preference Shares. The Parties agree that the Acceding Shareholder will be entitled to all the rights and benefits and be subject to all the obligations of applicable to parties to the Relationship Agreement.

(6)	This Deed is governed by and shall be construed in accordance with the laws of the Netherlands.

(7)	Jurisdiction

Subject to Clause (5)(i), all disputes arising in connection with this Deed, or any agreements resulting therefrom, shall, unless the relevant agreement provides otherwise, be settled in accordance with the arbitration rules (the “Rules”) of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) (“NAI”) and:

(a)	the arbitral tribunal shall be composed of three arbitrators appointed in accordance with the Rules who all have a Dutch law degree or are admitted to practice Dutch law;

(b)	the place of arbitration will be Amsterdam, the Netherlands;

(c)	the language of the proceedings will be English;

(d)	the arbitrators will decide according to the rules of law (regelen des rechts);

(e)	the International Bar Association (IBA) Rules on the Taking of Evidence in International Commercial Arbitration shall not be applicable;

(f)	the arbitral award will be final and binding;

(g)

each party hereto shall give notice to the administrator of the NAI, within one calendar month following receipt of the arbitral award, that the parties hereto object to the publication in order to ensure that the arbitral award shall not be published; and

(h)

the proceedings shall not be consolidated with other arbitral proceedings pursuant to section 1046 of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering) or section 39 of the Rules.

provided, that the parties hereto will not be precluded from applying for injunctive relief in summary proceedings (kort geding) before any competent court in the Netherlands.

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THUS AGREED AND SIGNED ON THE DATE FIRST WRITTEN ABOVE

COMPANY

AGENDIA N.V.

By:		By:
	Name:		Name:
	Title:		Title:

ACCEDING SHAREHOLDER

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By:
Name:
Title: